Filed Pursuant to Rule 424(b)(3)

Registration No. 333-135123

Caterpillar Inc.

Common Stock

This is a supplement to the prospectus, dated June 19, 2006, relating to the resale by certain selling stockholders of up to 5,341, 902 shares of common stock of Caterpillar Inc. and should be read together with that prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “CAT.”  The last reported sale price of our common stock on August 15, 2006 was $67.41 per share.

As used in this prospectus supplement and the prospectus, the terms “we,” “us,” and “our” refer to Caterpillar Inc.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

Prospectus Supplement dated  August 16, 2006.

SELLING STOCKHOLDERS

The information in the table appearing under the heading “Selling Stockholders” beginning on page 2 of the prospectus is amended by adding the information below with respect to the selling stockholders named below and superceding the information in the prospectus with respect to PRS Investments, LP.  Each of the selling stockholders acquired their shares in a private transaction with PRS Investments, LP.

Name	Number of Shares Owned	Number of Shares Offered Hereby

Robert Day PRS Investment Trust (1)	707,805	707,805
Howard M. Day	99,691	99,691
Robert and Marina Day 1981 Trust FBO Dorothy Willametta Day	99,690	99,690
Robert and Marina Day 1981 Trust FBO Thomas Joseph Deegan Day	99,690	99,690
Lombos Holdings (2)	66,461	66,461
Wood Gulch LLC (3)	66,461	66,461
Tammis Day Trust (4)	66,461	66,461
Kashif Sheikh	64,516	64,516
Jonathan & Kandis Jeffrey Revocable Trust (5)	47,874	47,874
Dorothy Willametta Day 2005 Descendents Trust (6)	36,756	36,756
Joseph Deegan Day 2005 Descendents Trust (7)	36,756	36,756
Kelly Day	33,231	33,231
Howard M. Day Jr. Trust (8)	16,615	16,615
Lucinda Day Fournier Trust (9)	16,615	16,615
Paul Hiyake	7,352	7,352
Jerry W. Carlton	6,646	6,646
Donald Ward Carlisi 1992 Trust (10)	6,646	6,646
PRS Investments, LP (11)	61,182	61,182

(1)                                  Taj Addison Thibodo and Sosi Maren Day  may be deemed the beneficial owners of the shares being offered by Robert Day PRS Investment Trust.

(2)                                  Damon deLaszlo may be deemed the beneficial owner of the shares being offered by Lombos Holdings.

(3)                                  Theodore J. Day may be deemed the beneficial owner of the shares being offered by Wood Gulch LLC.

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(4)                                  Tammis Day may be deemed the beneficial owner of the shares being offered by the Tammis Day Trust.

(5)                                  Jonathan Jaffrey and Kandis Jaffrey may be deemed the beneficial owners of the shares being offered by Jonathan & Kandis Jaffrey Revocable Trust.

(6)                                  Taj Addison Thibodo may be deemed the beneficial owner of the shares being offered by the Dorothy Willametta Day 2005 Descendents Trust.

(7)                                  Sosi Maren Day may be deemed the beneficial owner of the shares being offered by the Joseph Deegan Day 2005 Descendents Trust.

(8)                                  Howard M. Day Jr. may be deemed the beneficial owner of the shares being offered by the Howard M. Day Jr. Trust.

(9)                                  Lucinda Day Fournier may be deemed the beneficial owner of the shares being offered by the Lucinda Day Fournier Trust.

(10)                            Donald Ward Carlisi may be deemed the beneficial owners of the shares being offered by the Donald Ward Carlisi 1992 Trust.

(11)                            PRS Associates, LLC is the General Partner of PRS Investments, LP.  This entity is ultimately controlled by Red Leaf LLC, whose Managing Members are Jonathan D. Jaffrey and Kashif F. Sheikh and therefore may be deemed the beneficial owners of the shares being offered by PRS Investments, LP.

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